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                     NUVEEN CALIFORNIA MUNICIPAL HIGH INCOME
                                OPPORTUNITY FUND

                        AMENDMENT TO DECLARATION OF TRUST

     WHEREAS, pursuant to Section 2 of Article V of the Amended and Restated Declaration of Trust dated October 15, 2003 (the "Declaration"), of Nuveen California Municipal High Income Opportunity Fund, a Massachusetts business trust (the "Trust"), the Trustees are permitted to fix the number of Trustees to a number not more than twelve (12) members.

     WHEREAS, the sole Trustee of the Trust now desires to increase the number of Trustees from twelve (12) to fifteen (15);

     NOW THEREFORE, the Trustee of the Trust, effective March 11, 2004, pursuant to the authority vested in him by subparagraph (iii) of Section 4 of Article XIII of the Declaration of Trust, hereby amends the Declaration as follows:

     The second sentence of Section 2 of Article V is hereby amended by substituting the number fifteen (15) for the number twelve (12).

     Except as amended hereby, the Declaration remains in full force and effect.

     IN WITNESS WHEREOF, the undersigned, being the sole Trustee of the Trust, has executed this instrument as of this 11th day of March 2004.


   /s/ Timothy R. Schwertfeger
----------------------------------------
Timothy R. Schwertfeger,
 as Trustee
333 West Wacker Drive
Chicago, Illinois 60606


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                                       -2-

STATE OF ILLINOIS       )
                        ) SS.
COUNTY OF COOK          )

     Then personally appeared the above-named person who is known to me to be the sole Trustee of the Trust whose name and signature is affixed to the foregoing instrument and who acknowledged the same to be his free act and deed, before me this 11th day of March 2004.


"OFFICIAL SEAL"
Virginia L. Corcoran                    /s/ Virginia L. Corcoran
Notary Public, State of Illinois        ----------------------------------------
My Commission Expires:  10/27/05        Notary Public